Exhibit 99.1

Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

FOR IMMEDIATE RELEASE

HALOZYME ANNOUNCES CLOSING OF $150 MILLION ROYALTY-BACKED DEBT FINANCING

SAN DIEGO, January 26, 2016 — Halozyme Therapeutics, Inc. (NASDAQ: HALO) today announced that it has closed the previously announced $150 million royalty-backed debt transaction with investment funds managed by Pharmakon Advisors and Athyrium Capital Management.  The debt is secured by future royalties of ENHANZE™ products, received only from Halozyme’s collaborations with Roche and Baxalta.

“With the completion of this non-dilutive financing, we are well funded to initiate our Phase 3 study in pancreatic cancer patients and continue to execute our two pillar strategy in 2016,” said Dr. Helen Torley, president and chief executive officer.

The company announced details of the financing on Jan. 4, including the formation of a wholly-owned subsidiary, Halozyme Royalty LLC (“Halozyme Royalty”), which borrowed $150 million at a per annum interest rate of 8.75 percent plus the three-month LIBOR rate.  Under the terms of the credit agreement, Halozyme Royalty will not be required to apply any of the royalty payments to repay the loan during 2016.  50 percent of royalty payments received in 2017 and 100 percent of royalty payments received in 2018 and thereafter will be used to service the loan, subject to quarterly caps.  Royalty payments that are not required to be applied to the loan will be retained by Halozyme Royalty and distributed to Halozyme. Repayment of the loan is the sole obligation of Halozyme Royalty and is intended to be non-recourse to Halozyme Therapeutics, Inc. and its other subsidiaries.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements including, without limitation, statements concerning the possible activity, benefits and attributes of PEGPH20, the anticipated timing and amount of costs for clinical trials and expectations of the company’s funding levels that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in Halozyme’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, Halozyme undertakes no duty to update forward-looking statements to reflect events after the date of this release.

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